Exhibit 5.1

[Letterhead of Amarchand & Mangaldas & Suresh A. Shroff & Co.]

Ref: 2072	March 30, 2015

TATA MOTORS LIMITED

Bombay House

24 Homi Mody Street

Mumbai 400 001

Ladies and Gentlemen,

We have acted as counsel for Tata Motors Limited, a public limited company incorporated under the laws of India (the “Company”), in connection with the filing today of the registration statement on Form F-3, (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of:

(i)	ordinary shares of face value Rs. 2 each of the Company (the “Ordinary Shares”), including Ordinary Shares to be represented by American Depositary Shares (“ADSs”), each ADS representing five Ordinary Shares;

(ii)	rights to subscribe to Ordinary Shares, including rights to subscribe to ADSs;

(iii)	‘A’ ordinary shares of face value Rs. 2 each of the Company, with differential rights as to voting and dividend (the “‘A’ Ordinary Shares”, and together with the Ordinary Shares, the “Shares”); and

(iv)	rights to subscribe to ‘A’ Ordinary Shares.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, resolutions adopted by the board of directors of the Company on January 27, 2015 and March 25, 2015 and shareholders of the Company on March 3, 2015.

We have assumed:

(a)	in relation to the documents that we have examined that: (a) all such documents are within the legal capacity of, and have been validly authorized, executed and delivered by, and are binding on, the parties thereto; and (b) that there are no facts or circumstances in existence and that no events have occurred, which render such documents void or voidable, repudiated, frustrated, or capable of rescission for any reason, and in particular without limitation, by reason of the lack of consideration, default, fraud, or misrepresentation;

(b)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with their originals of all documents submitted to us as copies thereof, and that each of the copies of the documents supplied to us or photocopies or facsimiles thereof are true, complete and accurate and we have found nothing to indicate that such assumptions are not fully justified;

(c)	that any meeting of the board of directors or a duly constituted committee thereof or the shareholders of the Company, was duly constituted, and a quorum was present throughout, and that the minutes of any such meeting are a correct and accurate record of the proceedings thereof; and

(d)	that there are no agreements, letters, or other arrangements having contractual effect, modifying the terms or affecting the documents examined by us.

Nothing has come to our attention that would indicate or that would cause us to believe that our assumptions set out above are not fully justified.

Based on the foregoing, we are of opinion that when the Registration Statement has become effective under the Securities Act, when the term of sale of the Shares have been duly established in accordance with the Memorandum of Association and Articles of Association of the Company and when the Shares have been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to the authority granted in terms of the resolutions adopted by the board of directors of the Company on January 27, 2015 and March 25, 2015 and shareholders of the Company on March 3, 2015, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court, regulatory or governmental authority having jurisdiction over the Company, the Shares will be duly and validly authorized and, when issued and delivered by the Company, and paid for by the subscribers, will be validly issued, fully paid and non-assessable.

In rendering this opinion, we have reviewed such laws of the Republic of India as we considered relevant and necessary. We have not made any investigation of, and do not express any opinion on, the laws of any jurisdiction other than the laws of the Republic of India as applicable on the date of this opinion and have assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the Republic of India in connection with the transactions contemplated by the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours truly,

For Amarchand & Mangaldas & Suresh A. Shroff & Co.

/s/ Gaurav Gupte

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